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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY



         National Oilwell (U.K.) Limited

         National-Oilwell Canada Ltd.

         National-Oilwell Pty Ltd.

         National-Oilwell Pte. Ltd.

         NOW International, Inc.

         Natoil, Inc.

         NOW Oilfield Services, Inc.

         National-Oilwell de Venezuela, C.A.

         National-Oilwell, L.P.